Exhibit 99.6

Ford Motor Company and Subsidiaries
CONDENSED SECTOR STATEMENT OF CASH FLOWS
For the Periods Ended June 30, 2003 and 2002
(in millions)

	First Half 2003		First Half 2002

		Financial		Financial
	Automotive	Services	Automotive	Services

	(unaudited)		(unaudited)
Cash and cash equivalents at January 1	$5,180	$7,070	$4,064	$3,133

Cash flows from operating activities before securities trading	5,748	8,444	8,096	8,082
Net sales/(purchases) of trading securities	10	(380)	(3,766)	(60)

Net cash flows from operating activities	5,758	8,064	4,330	8,022

Cash flows from investing activities
Capital expenditures	(3,415)	(118)	(2,936)	(300)
Acquisitions of receivables and lease investments	—	(28,962)	—	(44,454)
Collections of receivables and lease investments	—	18,800	—	27,078
Net acquisitions of daily rental vehicles	—	(1,545)	—	(1,896)
Purchases of securities	(4,255)	(319)	(1,030)	(320)
Sales and maturities of securities	2,093	376	898	268
Proceeds from sales of receivables and lease investments	—	13,573	—	19,430
Proceeds from sale of businesses	77	204	—	—
Net investing activity with Financial Services	1,867	—	29	—
Cash paid for acquisitions	—	—	(22)	—
Other	489	(37)	(45)	426

Net cash (used in)/provided by investing activities	(3,144)	1,972	(3,106)	232

Cash flows from financing activities
Cash dividends	(366)	—	(369)	—
Net sales/(purchases) of Common Stock	(3)	—	92	—
Proceeds from mandatorily redeemable convertible preferred securities	—	—	4,900	—
Changes in short-term debt	(119)	(2,342)	(91)	(6,929)
Proceeds from issuance of other debt	825	7,720	265	12,359
Principal payments on other debt	(548)	(12,395)	(691)	(13,965)
Repayment of debt from discontinued operations	—	1,421	—	—
Net financing activity with Automotive	—	(1,867)	—	(29)
Other	(5)	48	(14)	478

Net cash (used in)/provided by financing activities	(216)	(7,415)	4,092	(8,086)

Effect of exchange rate changes on cash	175	240	75	249
Net transactions with Automotive/Financial Services	(267)	267	(1,001)	1,001

Net increase/(decrease) in cash and cash equivalents	2,306	3,128	4,390	1,418

Cash and cash equivalents at June 30	$7,486	$10,198	$8,454	$4,551